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                                                                      Exhibit 23



                        Consent of Independent Auditors


The Board of Directors
MASSBANK Corp.

We consent to incorporation by reference in the Registration Statements (No. 33-11949 and No. 33-82110) on Form S-8 of MASSBANK Corp. of our report dated January 17, 1997, relating to the consolidated balance sheets of MASSBANK Corp. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of MASSBANK Corp.



                                                        /s/KPMG Peat Marwick LLP

Boston, Massachusetts
March 26, 1997